PURCHASE AND SALE AGREEMENT

5303, 5353 and 5403 Betsy Ross Drive

Santa Clara, California

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 24th day of July, 2006 (the "Effective Date"), by and between 3COM CORPORATION, a Delaware corporation ("Seller" or “3Com”), and SSC II, L.P., a Delaware limited partnership ("Buyer").

RECITALS:

A.         Seller is the owner of the following real property and improvements thereon in the City and County of Santa Clara, California:

(1)        All that certain real property commonly known as 5303, 5353 and 5403 Betsy Ross Drive, Santa Clara, California, as described in Exhibit "A" attached hereto, consisting of approximately 7.3 acres of land (without representation or warranty as to square footage), together with all easements, rights and privileges appurtenant thereto (the "Land");

(2)        Three (3) existing buildings (collectively, the "Buildings") located on the Land, together with all fixtures, machinery, building systems, utilities and improvements appurtenant thereto, excluding the Excluded Personal Property (the Buildings and such improvements being hereinafter collectively referred to as the "Improvements", and the Land and the Improvements being hereinafter collectively referred to as the "Real Property");

(3)        All of Seller's right, title and interest in and to (i) the double-wide trailer located in the parking lot behind 5353 Betsy Ross Drive, (ii) the small metal storage unit located in the parking lot behind 5303 Betsy Ross Drive, (iii) the small flat-bed electric maintenance truck located on the Real Property and (iv) certain personal property located within or appurtenant to the Improvements, including security components, building and mechanical systems, data network cabling, kitchen equipment, cafeteria and/or break room furniture and equipment, and workstation furniture, which is more particularly described on Section 2 of Schedule “1” to the bill of sale (the "Bill of Sale"), in the form attached hereto as Exhibit “C” (collectively, the "Personal Property"), excluding, however, any fixtures, furnishings or equipment leased by Seller (as the lessee); and

(4)        All of Seller's right, title and interest in and to (i) all Assigned Contracts (as defined in Section 4.1 below); (ii) all assignable existing warranties and guaranties issued to or held by Seller in connection with the Improvements; (iii) all leases affecting the Property; and (iv) all permits, licenses and governmental approvals applicable to or benefiting the Real Property, to the extent assignable by Seller to Buyer (the property described in this Recital A(4) being sometimes herein referred to collectively as the "Intangibles").

B.         Seller is prepared to sell, transfer and convey the Real Property, the Personal Property and the Intangibles (collectively, the "Property") to Buyer, and Buyer is prepared to purchase and accept the Property from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

AGREEMENT:

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.          Sale and Purchase. Seller hereby agrees to sell and convey the Property to Buyer and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price and subject to the other terms and conditions set forth in this Agreement.

2.          Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Sixteen Million Six Hundred Thousand and no/100 Dollars ($16,600,000). The Purchase Price shall be paid to Seller by Buyer as follows:

2.1        Deposit. Within two (2) Working Days (a "Working Day" shall be deemed to be any day that is not a Saturday or Sunday or an official state or federal holiday in California) after the Effective Date, Buyer shall deposit with First American Title Guaranty Company, located at 1737 North First Street, Suite 500, San Jose, California, 95112 (telephone (408) 451-7989; fax (408) 451-7928; Attention: Liz Zankich) (the "Escrow Agent"), to be held in an interest-bearing escrow account under escrow account No. NCS-235601-SC (the "Escrow") and disbursed in accordance with this Agreement, a cash deposit in the amount of Five Hundred Thousand and no/100 Dollars ($500,000) (which amount, together with all interest earned thereon while in the Escrow, shall be hereinafter collectively referred to as the "Initial Deposit"). Within one (1) Working Day after the expiration of the Feasibility Period (if Buyer has not properly terminated this Agreement under Sections 5.1.1 or 5.2.1), Buyer shall deposit with Escrow Agent to be held in an interest-bearing account in the Escrow and disbursed in accordance with this Agreement, an additional cash deposit of Five Hundred Thousand and no/100 Dollars ($500,000) (which amount, together with all interest earned therein while in the Escrow shall be hereinafter collectively referred to as the “Second Deposit” and shall be referred to collectively with the Initial Deposit, the “Deposit”). If Buyer fails to remit either Deposit into Escrow within such time periods, Seller shall be entitled to terminate this Agreement by providing written notice of such termination to Buyer.

2.2        Disposition of Deposit. The Initial Deposit shall be fully refunded out of Escrow to Buyer, without requirement of the consent or release by Seller, and thereafter neither party shall have any further liability hereunder except as may otherwise be expressly provided herein, if Buyer elects to unilaterally terminate this Agreement pursuant to Sections 5.1.1 or 5.2.1. If Buyer does not terminate this Agreement pursuant to Sections 5.1.1 or 5.2.1, then the Deposit shall be deemed non-refundable to Buyer except as expressly provided herein. The Deposit shall be applied to the Purchase Price at the Closing.

2.3        Interest. The Deposit shall be deposited in Escrow in the form of cash, certified check, bank cashier's check, wire transfer or other form of readily available federally insured funds. The Deposit shall be held by the Escrow Agent in a federally-insured interest-bearing account or in such other liquid investment as reasonably may be requested by Buyer and approved by Seller in its reasonable discretion. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 11.1. In such event, Seller shall be entitled to all interest earned on the Deposit.

2.4        Remainder of Purchase Price. Prior to Closing, Buyer shall deliver to the Escrow Agent the Purchase Price, less the Deposit, together with Buyer's share of closing costs due and payable by Buyer in accordance with this Agreement, and subject to adjustments, prorations and apportionments as set forth herein. The Purchase Price shall be paid at the Closing by wire transfer of immediately available federal funds, transferred through the Escrow to the order or account of Seller or such other person as Seller may designate in writing.

3.	Seller's Representations and Warranties; Definition of Seller's Knowledge; Survival.

3.1        Seller's Representations and Warranties. Seller represents to Buyer as follows, which representations and warranties shall be deemed remade by Seller to Buyer on the Closing Date, and which shall survive the Closing for the period and to the extent described in Section 3.3 below:

3.1.1     Organization and Authority. Seller has been duly organized and is validly existing under the laws of Delaware and in good standing in the State of California. Seller has the power and authority to enter into and perform all of Seller's obligations pursuant to this Agreement, and to sell the Property on the terms and conditions set forth herein. The person signing this Agreement on behalf of Seller is authorized to do so.

3.1.2     No Consent Required. This Agreement is binding on Seller and enforceable against Seller in accordance with its terms, and no consent from any third party is required for Seller's execution and delivery of this Agreement and the sale of the Property hereunder.

3.1.3     No Violation. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will result in a breach of, default under or acceleration of any agreement to which Seller is a party or by which Seller or the Property is bound.

3.1.4     Leasing and Occupancy Agreements. There are no leases affecting the Property, and no agreements under which any third parties occupy the Property, except for (a) the Stoke Lease (as defined below), and (b) effective as of the Closing, the 3Com Lease (defined below). Seller has delivered true, correct and complete copies of the Stoke Lease to Buyer.

3.1.5     Contracts. To Seller's knowledge, there are no Contracts (as defined in Section 4.1, below) affecting the Property except for the Contracts referred to in Section 4.1 below. No Contracts affect the Property which are not terminable within thirty (30) days.

3.1.6     Condemnation; Litigation. To Seller's knowledge, Seller has received no written notice of any threatened or actual condemnation of the Property or of any litigation which has been filed against Seller relating to the ownership of the Property or Seller's ability to perform under this Agreement.

3.1.7     Emergency Generator Permit. Seller hereby discloses that it lost a permit exemption with respect to the operation of the emergency generator located on the Real

Property and is in the process of applying for a required permit. Such permit has not yet been issued. Accordingly, all required permits for the operation of the emergency generator may not currently be in place. Seller shall deliver a copy of such application to Buyer pursuant to Section 4.2 below.

3.2        Definition of Seller's Knowledge. As used in this Section 3, the term "Seller's knowledge" refers only to the current actual knowledge of the Designated Individual (as hereinafter defined) of Seller, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller or any affiliate of Seller, or to any officer, agent, consultant, representative or employee of Seller or any affiliate thereof or, except to the limited extent described in this Section 3.2, to impose upon such Designated Individual any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. Seller makes no representation that the Designated Individual has read all or any of the Property Documents (as defined in Section 4.2). As used herein, the term "Designated Individual" shall refer to James H. McInerny, Senior Manager, Worldwide Real Estate and Site Services, who has read this Agreement. Except as described above, Seller makes no representation or warranty as to the scope of any inquiry made by the Designated Individual to verify the matters referred to in Section 3.1 hereof.

3.3        Survival. The representations and warranties of Seller set forth in this Section 3 shall be deemed to have been made as of, and only as of, (a) the Effective Date and (b) the Closing. Such representations and warranties shall survive for a period of three hundred sixty-five (365) days after the Closing. No claim for a breach of any representation or warranty of Seller shall be actionable or payable if the breach in question results from or is based on a condition, state of facts or other matter which was known to or discovered by Rajiv Patel or John S. Grassi prior to Closing. Seller shall have no liability to Buyer for a breach of any representation or warranty (i) unless the valid claims for all such breaches collectively aggregate more than $25,000, in which event the full amount of such valid claims shall be actionable, up to the amount specified in Section 11.2 hereof, and (ii) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the applicable period specified in the second sentence of this Section 3.3 and an action shall have been commenced by Buyer against Seller within ninety (90) days after expiration of such applicable period.

3.4        Updating Representations and Warranties. In the event that any representation or warranty of Seller needs to be modified due to changes since the Effective Date, Seller shall deliver to Buyer a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Buyer for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of the Closing and (ii) is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of any change to a representation and warranty by Seller under this Article 3 shall, if materially adverse to Buyer, constitute the non-fulfillment of the condition set forth in Section 7.1.1 hereof. If, despite changes or other matters described in such certificate, the Closing occurs, Seller's representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate. In no event shall this Section 3.4 relieve Seller of liability, if any, for making a representation or warranty that was known by Seller to be false at the time it was made.

4.	Seller's Covenants and Agreements.

4.1        Contracts. Within two (2) Working Days after the Effective Date, Seller shall make available for inspection by Buyer copies of all service, equipment, supply, maintenance or concession agreements entered into between Seller and such service providers with respect to the Real Property (collectively, the "Contracts"), provided that Seller shall not be required to provide Buyer with or assign to Buyer any agreements between (a) Seller and the Washington Group, which provides property management services to Seller at the Property and at other properties owned or operated by Seller, (b) the Washington Group and any third parties with respect to the Real Property or (c) Seller and any third parties that also cover any other sites occupied by Seller or its affiliates. Buyer shall give written notice to Seller prior to the expiration of the Feasibility Period designating those Contracts, if any, which Buyer elects to continue after the Closing, and such designated Contracts, if assignable by Seller in accordance with their terms (collectively, the "Assigned Contracts"), shall be assigned to Buyer at the Closing, and Buyer shall assume all obligations with respect thereto arising from and after the Closing. Notwithstanding the preceding sentence, Seller shall have no obligation to assign such Contracts to Buyer if the Assigned Contracts are assignable only with the approval of the other party or parties to the Assigned Contracts and if Seller is unable to obtain such approval, or if any expense must be incurred or any other consideration paid as a condition to such assignment, unless Buyer agrees to reimburse Seller for such expense or payment. Seller shall terminate all Contracts that are not assigned to and assumed by Buyer as of the Closing or, if Seller is unable to or otherwise fails to terminate such Contracts, Seller shall be solely responsible for performance of Seller's' obligations thereunder and shall indemnify Buyer against all claims with respect thereto. Seller's obligations under this Section 4.1 shall survive the Closing.

4.2        Records. Seller shall make available for inspection by Buyer as provided below, to the extent in Seller's possession, the following documents (collectively, the "Property Documents") within two (2) Working Days after the Effective Date, to the extent in Seller's possession or control:

(i)   a copy of the Phase I Environmental Site Assessment of the Real Property prepared by LFR Levine·Fricke, dated October 11, 2001;

(ii)   a copy of the existing survey of the Real Property prepared by Kier & Wright Civil Engineers & Surveyors, dated August 2001 (the "Survey");

(iii)  a copy of the lease agreement between Stoke, Inc. ("Stoke"), as Tenant, and Seller, as Landlord (the "Stoke Lease");

(iv)	the Contracts as defined in Section 4.1 hereof;

(v)  real property tax bills for the Property for the tax years 2004–2005 and 2005-2006, to the extent billed as of the Effective Date;

(vi)  operating expense records and utility bills for the Real Property for the calendar years 2005 and 2006 year-to-date;

(vii)             any additional specific documents relating to the Property that are reasonably requested by Buyer and in Seller's possession;

(viii)            construction drawings and specifications for the Real Property located at the Real Property;

(ix)	pending emergency generator permit application; and

(x)  a copy of the letter dated June 1, 2004, by ATC Associates Inc. re Results of Limited Microbial Evaluation for 5403 Betsy Ross Drive and copies of related Direct Examination Reports dated May 19, 2004, and October 7, 2004, and of Spore Trap Fungal Report dated October 7, 2004, by Hygeia Laboratories Inc.

The Property Documents that are not delivered to Buyer shall be available for inspection and photocopying by Buyer or its authorized agents, employees, consultants and representatives ("Buyer's Agents"), at Buyer's expense, at the Real Property during reasonable business hours. All Property Documents described in this Section 4.2 are provided for the convenience of Buyer, and Seller makes no representation or warranty as to the accuracy or completeness of any of such Property Documents or as to the possible existence of any additional records or reports which may be material to Buyer's decision to purchase the Property. Buyer acknowledges and agrees that Buyer will make its own independent investigation of the Property and of the accuracy and completeness of all documents provided by Seller. Buyer conclusively shall be presumed to have knowledge of all matters referred to in or disclosed by the Property Documents. Notwithstanding the foregoing, in no event shall Seller be required to deliver to Buyer any Property Documents that Seller has previously agreed not to disclose pursuant to a written non-disclosure agreement. Upon termination of this Agreement for any reason, Buyer shall return to Seller all copies of all Property Documents in Buyer's possession within five (5) Working Days after such termination.

4.3        No Change. During the pendency of this Agreement, Seller shall operate and maintain the Property (including maintenance of insurance) in substantially its current condition and repair as of the Effective Date, in accordance with its current management standards and subject to normal wear and tear; provided that such covenant shall not obligate Seller to repair any damage that results from a fire or other casualty event prior to the Closing, in accordance with Section 10.2 hereof, or other acts not subject to Seller's reasonable control.

4.4        New Agreements. During the pendency of this Agreement, Seller shall not execute any agreement affecting the ownership or operation of the Property, or any portion thereof, if such lease, license or other agreement will be binding on Buyer or the Property after Closing, without Buyer's prior written approval (which approval shall be deemed withheld if not approved in writing within five (5) Working Days following Seller's written request for approval, which request shall include a copy of any such proposed lease, license or other agreement), such approval not to be unreasonably withheld.

4.5	Stoke Lease.

4.5.1     Buyer acknowledges that Section 1.4 of the Stoke Lease gives Stoke the right to purchase the furniture and equipment described on the Inventory List attached to the Stoke Lease for Ten Dollars upon the sale of the premises leased thereunder to a non-affiliated third party. Accordingly, Buyer’s purchase of the Personal Property shall be subject to such purchase right by Stoke, and Seller may offer such furniture to Stoke for purchase at the Closing. If any of the Personal Property located in the building covered by the Stoke Lease is not located in such building on the Closing Date, Buyer’s sole recourse with respect to such Personal Property shall be to Stoke and Seller shall have no liability therefor.

4.5.2     Buyer acknowledges that Stoke has the right under the Stoke Lease to its proportionate share of the existing monument sign located at the corner of Betsy Ross Drive and Old Mountain View-Alviso Road at the landlord’s expense. Stoke has submitted a proposal for such signage as shown on Exhibit “H” hereto, which Seller has approved. Seller shall be responsible for the cost of such signage as provided under Article 23 of the Stoke Lease.

5.	Title Review and Feasibility Period.

5.1        Title Report and Survey. Prior to the Effective Date, Seller has provided Buyer with (a) a current title report for the Real Property, prepared by First American Title Insurance Company (the "Title Company") under order No. NCS-235601-SC, dated as of June 23, 2006 (the "Title Report"), (b) copies of documents referenced in the exceptions set forth in the Title Report, and (c) the Survey. In addition to any and all exceptions approved by Seller pursuant to Section 5.1.1 below, the Title Report shall be subject to and Buyer hereby approves as "Permitted Exceptions" the following: (i) exceptions for general taxes and assessments not yet due and payable, (ii) matters affecting title attributable to the acts of Buyer and its agents, contractors and employees, (iii) provision of existing laws, rules and regulations including, without limitation, building, zoning and environmental laws, (iv) any lien for municipal betterments assessed against the Property and (v) the Stoke Lease, including the right of first offer in Section 22 thereof.

5.1.1     Buyer shall have seven (7) days after the Effective Date (such period herein called the “Title Objection Period”) to notify Seller and the Title Company in writing of Buyer’s approval or disapproval of any exceptions or other matters shown therein other than the Permitted Exceptions listed in Section 5.1, above (“Notice of Title Objection”) and to request any customary and reasonable endorsements to the Title Report that Buyer desires. If Buyer does not give Seller written notice of disapproval of any such matters or exceptions within the prescribed time, the Title Report, the Survey and the supporting documents shall be deemed approved (and all exceptions therein shall be deemed “Permitted Exceptions”) and this condition shall be deemed satisfied. Within five (5) days after receipt of Buyer’s notice of disapproval of any such matters or exceptions timely delivered to Seller, Seller shall notify Buyer in writing whether Seller is willing to remove any such item which Buyer has disapproved ("Seller's Cure Item"). If Seller does not give Buyer written notice within the prescribed period of time, Seller shall be deemed to have elected not to remove any such item which Buyer has disapproved and such items shall not be deemed Seller's Cure Items. If there are exceptions which Buyer has disapproved and which Seller is not willing to remove at Seller's expense, Buyer shall have until five (5) days after receipt of Seller's notice of

Seller's Cure Items to notify Seller in writing of Buyer's election to either (i) waive its disapproval and approve such exceptions, or (ii) terminate this Agreement and receive a return of the Deposit in accordance with Section 2.2. If Buyer elects to waive its disapproval and approve any such exceptions or if Buyer does not expressly elect to terminate this Agreement by timely delivery of a Termination Notice, such exceptions then shall be deemed to become Permitted Exceptions at the Closing.

5.1.2     Survey. Seller's sole obligation with respect to a survey of the Property shall be to deliver the Survey to Buyer as provided herein. Buyer shall be responsible, at its sole cost, for obtaining any updates to the Survey and/or any new survey(s) of the Property.

5.1.3     Pre-Closing "Gap" Title Defects. Buyer may, at or prior to Closing, deliver written notice to Seller (the "Gap Notice") of any exceptions to title (a) raised by the Title Company between the expiration of the Feasibility Period and the Closing and (b) not disclosed by the Title Company or otherwise known to Buyer prior to the expiration of the Feasibility Period; provided that Buyer must notify Seller of such objection to title within two (2) Working Days of being made aware of the existence of such exception. If Buyer sends a Gap Notice to Seller, Buyer and Seller shall have the same rights and obligations with respect to such notice as apply to a Notice of Title Objection under Section 5.1.l above.

5.2	Feasibility Period.

5.2.1     For the period commencing on the Effective Date and expiring at 3 p.m. PDT on the day that is twenty-one (21) days after the Effective Date (the "Feasibility Period"), Buyer and Buyer's Agents shall have the right to enter the Real Property and to conduct and carry out any and all inspections, tests and studies that Buyer deems appropriate in its evaluation of the physical condition of the Property, the compliance of the Property with applicable laws, and the suitability of the Property for Buyer's intended use, as Buyer deems appropriate in its sole discretion. Buyer shall be allowed until 3:00 P.M. (Pacific Time) on the last day of the Feasibility Period to deliver to Seller, with a copy also to be delivered to Escrow Agent and to Seller’s counsel designated in Section 14 hereof, a written notice of Buyer’s election not to purchase the Property for any reason (“Termination Notice”). Subject to satisfaction of the express conditions precedent to Buyer’s obligations to consummate the Closing as provided in Section 7.1 hereof, Buyer’s failure to deliver the Termination Notice within the Feasibility Period shall conclusively be considered Buyer’s approval of all matters relating to the Property.

5.2.2     During the Feasibility Period, Buyer and Buyer's Agents shall be granted a right of entry on the Real Property to perform such soil, engineering and geological tests and other physical inspections, including building systems and components, to make such other reports as Buyer shall deem appropriate and for any other purpose related to Buyer's proposed use of the Property. Buyer's entry onto the Real Property as provided in this Section 5.2 is referred to herein as the "Inspection." Buyer's right of entry upon the Real Property for the purposes of the Inspection shall be subject to, and Buyer agrees to perform, each of the following conditions and covenants, all of which shall survive the delivery of the Deed (as hereinafter defined) and the Closing:

(i)   Buyer shall pay all costs, expenses, liabilities and charges incurred by Buyer related to Buyer's entry.

(ii)   Buyer, at Buyer's sole cost, shall repair all damage or injury caused by Buyer or Buyer's Agents in connection with any such inspection or entry and shall return the Real Property to the condition existing prior to such entry, it being understood, however, that Buyer shall not be responsible for damage due to the mere discovery of a pre-existing condition, provided Buyer shall be responsible for any exacerbation of a pre-existing condition resulting from Buyer's activities.

(iii)  Any such entry upon the Real Property shall be upon reasonable notice to Seller and shall be at reasonable times during normal business hours and shall not unreasonably interfere with the Seller's and/or Stoke's operations on the Real Property. Seller shall have the right to accompany Buyer and Buyer's Agents during any entry upon the Real Property and to require that Buyer and Buyer's Agents comply with Seller's reasonable security procedures.

(iv)  Buyer shall keep the Real Property free and clear of all liens arising out of Buyer's activities conducted upon the Real Property.

(v)  Buyer shall indemnify and hold Seller harmless from any lien, loss, claim, liability or expense, including reasonable attorneys' fees and costs, arising out of or in connection with the Inspection; provided, however, that while the foregoing indemnity does not include damage arising from the mere discovery of a pre-existing condition, the indemnity shall cover any exacerbation of a pre-existing condition resulting from the Inspection. Such obligation to indemnify and hold Seller harmless shall survive Closing or any termination of this Agreement.

(vi)  Buyer shall provide (or cause Buyer's Agents to provide) liability insurance with a combined single limit of liability not less than Three Million Dollars ($3,000,000), either under Buyer's policy or such insurance provided by Buyer's Agents, and which liability insurance shall cover all activities performed by Buyer or Buyer's Agents, in connection with the Inspection activities. Seller shall be named as an additional insured upon such insurance. Buyer shall provide proof of such insurance in the form of a certificate of insurance prior to, and as a condition of, any such entry.

(vii)             Buyer shall not conduct any invasive testing of the Real Property without Seller's prior written approval, which shall include a work plan acceptable to Seller and the execution of a license agreement by Buyer, Seller and the consultant performing such testing ("License Agreement"). Prior to performing any environmental tests or studies on the Real Property beyond the scope of work generally performed in a "Phase I" environmental property assessment study, Buyer shall notify Seller of the scope of work intended to be performed and shall provide Seller an opportunity to confer, either directly or through Seller's consultants, with Buyer's environmental consultants in order to determine whether to consent to any sampling or testing of surface or subsurface soils, surface water or ground water. Seller shall not unreasonably withhold consent to any inspections of the existing Improvements (including asbestos testing) requested to be performed by Buyer. Seller may elect to deny Buyer permission to conduct invasive testing or other inspections of the soils, surface water or ground water based on Seller's good faith determination, in its sole discretion, that such inspections are inadvisable, including without limitation for any of the following reasons: (A) Seller's environmental consultants object to the methodology or procedures of the inspections proposed, or (B) such inspections otherwise do not satisfy the requirements set forth in this Section 5 or the License Agreement. In any event, if Seller has not consented or refused to consent in writing to such environmental tests or studies within three (3) Working Days of Buyer's written notification to Seller requesting such consent, Seller shall be deemed to have refused to consent to such tests and/or studies. Prior to the Closing, all information derived from Buyer's tests and test results shall, to the extent permissible under existing law, remain confidential and shall not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby or to exercise Buyer's rights hereunder including, without limitation, to Buyer's counsel and its consultants, and to Buyer's prospective lenders and partners, if any, or to comply with applicable law or regulations. At Seller's request, Buyer shall provide Seller with copies of all reports and test results relating to Buyer's tests and evaluations of the environmental or physical condition of the Real Property prior to the Closing. Buyer shall obtain all consultants' consent to the foregoing as a part of any retention agreement with the consultant. Seller's rights to such reports and test results relating to the environmental or physical conditions of the Real Property shall survive the Closing and recording of the Deed from Seller to Buyer. Buyer shall bear the costs and expenses with respect to its feasibility studies hereunder, including, but not limited to, all environmental matters and investigations.

6.          Buyer's Covenants, Representations, Warranties and Acknowledgments. Buyer hereby represents and warrants to Seller and covenants with Seller as follows:

6.1        Authority. Buyer has the power and authority to enter into and to perform all of Buyer's obligations pursuant to this Agreement, and to purchase the Property on the terms and conditions set forth herein. No consent of any third party is required in order for Buyer to perform any of its obligations hereunder. Buyer will purchase the Property using Buyer's own funds, and no third party financing shall be required in order for Buyer to consummate its purchase of the Property.

6.2        No Conflict. This Agreement and Buyer's purchase of the Property hereunder do not violate any material terms or provisions of any contract to which Buyer is a party.

6.3	Confidentiality.

6.3.1     Definitions. As used herein, the following terms have the meanings set forth below: (i) the term "Information" shall mean all information relating to the products, business, assets, financial condition or prospects of 3Com which has been or may hereafter be furnished to Buyer; and (ii) the term "Confidential Information" shall mean all Information which 3Com protects against unrestricted disclosure to others and which: (i) if in written or other tangible form, is clearly designated as "Confidential" or "Proprietary"; and (ii) if disclosed orally, is identified as confidential at the time of its disclosure and reduced to a writing designating such Information as "Confidential" which is delivered to Buyer promptly following such oral disclosure. By way of illustration, but not limitation, Confidential Information may include designs, structures, processes, financial information and data regarding suppliers and customers.

6.3.2     Non-Disclosure. Buyer agrees, with respect to any Confidential Information received by it from 3Com or its agents or consultants: (i) to hold the Confidential Information in confidence and use it only for the purposes previously stated (i.e., for the purpose of evaluating and effecting the proposed purchase and sale transaction between the parties); (ii) to use the same methods and degree of care to prevent disclosure of the Confidential Information as it uses to prevent disclosure of its own proprietary and confidential information; (iii) not to disclose any Confidential Information to any third party (other than directors and officers of Buyer, employees of Buyer involved directly with the proposed transaction and counsel and financial advisors to Buyer, all of whom shall be informed of the confidential nature of the Confidential Information), without the prior written consent of 3Com; and (iv) if this Agreement is terminated for any reason, to promptly return the Confidential Information received in any tangible form to 3Com at the request of 3Com and to retain no reproductions, copies, extracts or summaries of any Confidential Information.

6.3.3     Limitations. Buyer shall not be obligated to treat Information as Confidential Information if such Information: (i) was rightfully in Buyer's possession or was rightfully known to Buyer prior to receipt from 3Com or its agents or consultants; (ii) is independently developed by Buyer, provided that the burden of proof of such independent development shall be on Buyer; (iii) is or becomes publicly known without the fault of Buyer; (iv) is or becomes rightfully available to Buyer without confidential restriction from a source not bound by a confidentiality obligation to 3Com; or (v) is required to be disclosed pursuant to court or government action provided, however, that 3Com is given reasonable prior notice of such disclosure. The obligations of confidentiality and other restrictions imposed under this Agreement shall terminate with respect to each item of Confidential Information 5 years from the date of its delivery to Buyer.

6.4        "AS IS" Purchase. Seller shall deliver the Property at the Closing in its "AS IS" condition. Except for and subject to the representations and warranties of Seller as are expressly set forth in this Agreement or in the Deed (as hereinafter defined), if any, (a) Buyer acknowledges and agrees that Buyer is acquiring the Property in its "AS IS'' condition, WITH ALL FAULTS, IF ANY, AND WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, and (b) neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or Buyer's Agents with respect to the Property or its operation, including without limitation the square footage of the Land or the Improvements thereon, the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, Seller expressly disclaims any such representations or warranties and Buyer is not aware of and does not rely upon any such representation or warranty of any other party. Buyer acknowledges that the Feasibility Period will have afforded Buyer an adequate period of time and the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, and that Buyer has elected to go forward with the purchase of the Property based on such examinations and inspections as Buyer has deemed appropriate to make. Buyer agrees that, except as specifically provided in Section 3.1 of this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, concerning the Property and its operation, including without limitation, (a) the value of or income derived from the Property; (b) the suitability of the Property for Buyer's use, including without limitation any future development of the Property and the availability of utilities necessary to service the Property; (c) the habitability, merchantability, profitability, marketability or fitness for a particular purpose of the Property; (d) the nature, quality or condition of the water, drainage, undershoring, subsurface, soil and geology of the Property; (e) the nature, quality or condition of the interior, exterior and structure of all Improvements, including without limitation the square footage, state (or lack) of repair and absence of latent defects; (f) the compliance of or by the Property or its operation with all applicable law, rules, ordinances or regulations of any applicable governmental authority or entity, including without limitation any and all building codes, Environmental Laws (as defined in Section 6.5(b), below), land use laws and the Americans with Disabilities Act of 1990; (g) the presence or absence of hazardous materials at, on, under or adjacent to the Property; (h) the conformity of the Property with and the status of all zoning requirements, permitting requirements and other entitlements relevant to the use or contemplated use of the Property; and (i) the conformity of the Improvements to any plans or specifications for the Property, including any such plans and specifications included in the Property Documents.

BUYER ACKNOWLEDGES AND AGREES THAT ANY INFORMATION MADE AVAILABLE TO BUYER OR PROVIDED OR TO BE PROVIDED BY OR ON BEHALF OF SELLER WITH RESPECT TO THE PROPERTY WAS OBTAINED FROM A VARIETY OF SOURCES AND THAT NEITHER SELLER NOR ITS AGENTS HAVE MADE ANY INDEPENDENT INVESTIGATION OR VERIFICATION OF SUCH INFORMATION AND MAKES NO REPRESENTATIONS AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED HEREIN. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE SALE OF THE PROPERTY AS PROVIDED FOR HEREIN IS MADE ON AN "AS-IS" CONDITION AND BASIS, WITH ALL FAULTS.

The provisions of this Section 6.4 shall survive the Closing and the delivery of the Deed.

6.5	Release of Claims.

(a)        From and after the Closing, Buyer hereby completely releases and forever discharges and covenants not to sue Seller and Seller's affiliates, employees, successors, assigns, heirs, agents, and representatives from and against all claims, liabilities, demands, orders, governmental requests or requirements or directives, judgments, damages, losses and costs (collectively, "Claims") arising from or related to the following: (i) any Hazardous Materials in, on, beneath, discharged from, migrating from, discharged to or migrating to the Real Property, including the soil or groundwater thereof, at any time; (ii) any use, generation, handling, treatment, storage, transportation or disposal of Hazardous Materials at or from the Real Property; and (iii) any of the matters referred to in Section 6.4 above or any other latent or patent defect affecting the Real Property (collectively, the "Released Matters"); provided, however, that subject to the limitations on Buyer's remedies set forth in Section 11.2 hereof, the Released Matters shall not include (x) Claims arising from Hazardous Materials placed at or on the Real Property by Seller during the period during which Seller held title to the Property, or (y) Claims arising from any breach of an express representation or warranty by Seller under Section 3.1 hereof. In connection with such waiver and relinquishment, Buyer acknowledges that it is aware that it hereafter may discover Claims or facts in addition to or different from those which it now knows or believes to exist with respect to the Released Matters, but that it is its intention to fully, finally and forever to settle and release all of the

Released Matters in accordance with the provisions of this Section 6.5, and the release set forth herein shall be and remain in effect as a full and complete release notwithstanding the discovery or existence of any such additional or different Claims or facts. The foregoing release of Claims shall be binding on Buyer and its successors and assigns and shall survive the Closing. In connection with the foregoing release of Claims, Buyer expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Buyer’s Initials /s/ JSG

(b)        As used in this Agreement, the term "Hazardous Materials" means any material, waste, chemical or byproduct that is or hereafter is defined or designated under Environmental Laws (as defined below) as a pollutant or as a contaminant, a hazardous or toxic substance, waste or material, or any other unwholesome, hazardous, toxic, or radioactive substance, waste, material, chemical or byproduct, or which is listed, regulated or restricted by any Environmental Law (including without limitation, petroleum hydrocarbons and any distillates or factions thereof, polychlorinated biphenyls, and asbestos containing materials ("ACM")). As used herein, the term "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement or approval, or any determination, judgment, directive or order of any executive or judicial authority at any federal, state or local level (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, natural resources, flora, fauna, or public or worker health and safety.

6.6        No Title Warranty. Nothing in this Agreement or in any instrument delivered by Seller to Buyer, other than the Deed (defined below), shall be construed as a warranty or representation by Seller, either express or implied, concerning Seller's title to the Property, and Seller makes no such warranty or representation. Buyer is relying solely upon the Title Report, the Title Policy and Buyer's own investigations respecting Seller's title to the Property.

7.	Conditions Precedent.

7.1        Conditions Precedent to Buyer's Obligations. The Closing and Buyer's obligations under this Agreement to purchase the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Buyer to retain the right to waive, in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Buyer, and such waiver may be made by Buyer at or prior to the Closing in Buyer's sole and absolute discretion:

7.1.1     Accuracy of Representations. Buyer's obligation to close is at all times conditioned upon the truth and accuracy of Seller's representations and warranties contained in this Agreement in all material respects.

7.1.2     Performance. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing.

7.1.3     Documents and Deliveries. All instruments and documents required on Seller's part to effectuate the Closing as set forth herein and the transactions contemplated hereby shall be delivered to Buyer or the Escrow Agent, as required hereby, and shall be in form and substance consistent with the requirements herein.

7.1.4     Title Policy. At the Closing, the Title Company shall have delivered to Buyer a standard owner's policy of title insurance (the "Title Policy"). If requested by Buyer, the Title Policy shall include "extended" coverage and/or such additional customary and reasonable endorsements (to be obtained at Buyer's sole expense) as Buyer has requested during the Title Objection Period and that have been agreed upon before expiration of the Title Objection Period. The Title Policy shall be dated as of the Closing and shall insure Buyer's fee simple title to the Real Property in the amount of the Purchase Price, subject only to the Permitted Exceptions.

7.1.5     Stoke Estoppel. Seller shall have delivered to Buyer an estoppel certificate executed by Stoke (the “Stoke Estoppel”), dated no earlier than forty-five (45) days prior to the Closing, in substantially the form required under the Stoke Lease and in addition certifying the amount of “Direct Expenses” paid by Stoke under the Stoke Lease.

7.2        Conditions Precedent to Seller's Obligations. The Closing and Seller's obligations under this Agreement to sell the Property shall be subject to the satisfaction, prior to the times prescribed herein, of the following conditions, with Seller to retain the right to waive, in writing, in whole or in part, any of the following conditions at or prior to the time prescribed herein for approval or disapproval by Seller:

7.2.1     Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

7.2.2     Performance. Buyer shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of the Closing hereunder.

7.2.3     Closing Date. The Closing shall have occurred on or before the Closing Date (as defined in Section 8.1 hereof).

7.2.4     Documents and Deliveries. All instruments and documents required on Buyer's part to effectuate the Closing and the transactions contemplated hereby shall be delivered to Seller or the Escrow Agent, as required hereby, shall be in form and substance consistent with the requirements herein, and all funds to be deposited into the Escrow pursuant hereto shall have been timely deposited.

7.3	Failure of Conditions.

7.3.1     Failure of Conditions Benefiting Buyer. If any conditions set forth in Section 7.1 hereof are not satisfied or waived by Buyer in writing at or prior to the times prescribed therein, then Buyer shall have the option, in addition to its other rights and remedies hereunder, to decline to proceed with the Closing and each party shall maintain its remedies against the other party for any default by such party as provided in and limited by Section 11 of this Agreement. If Buyer believes that any condition to Closing has not been satisfied, then Buyer immediately shall notify Seller thereof. Buyer acknowledges that certain conditions precedent set forth in Section 7.1 hereof may not be under Seller's control, and the mere failure of a condition precedent to be satisfied shall not by itself be deemed to constitute a default by Seller hereunder. In the event of termination of this Agreement, Buyer shall promptly return to Seller all documentation delivered by Seller to Buyer and, unless the termination of this Agreement is not due solely to Seller's default hereunder, shall provide copies to Seller of all reports and studies obtained or developed by Buyer with respect to the Property, at no cost to Seller.

7.3.2     Failure of Conditions Benefiting Seller. If any conditions precedent to Seller's obligations hereunder are not timely satisfied (or waived in writing by Seller), or if Buyer has declined to close on the purchase of the Property due to the failure of any condition precedent under Section 7.1 hereof (other than a default or breach hereof by Seller), then Seller shall have the option, exercisable by written notice to Buyer, to decline to proceed with the Closing until such conditions are satisfied or, at Seller's option, to terminate this Agreement. In the event of such termination, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate and (a) all documentation delivered by Seller to Buyer pursuant to this Agreement shall be returned to Seller, (b) all third party reports obtained by Buyer with respect to the Property shall be delivered to Seller at no cost to Seller, if requested by Seller, and (c) the Deposit shall be returned to Buyer, provided that if such failure of condition results from a breach by Buyer for which the remedy set forth in Section 11.1 is applicable, then Seller shall be entitled to retain the Deposit.

8.	Closing; Deliveries.

8.1        Timing of Closing. The consummation of the transaction contemplated hereby (the "Closing") shall be conducted five (5) Working Days after the expiration of the Feasibility Period (the "Closing Date"), through the Escrow by the Escrow Agent (or on such earlier date and time as shall be mutually agreed to by Seller and Buyer). At the Closing, Seller and Buyer shall perform the obligations set forth in, respectively, Sections 8.2, 8.3 and 8.4, the performance of which obligations shall be concurrent conditions.

8.2        Seller's Closing Deposits. On or prior to the Closing Date, Seller shall deliver or cause to be delivered into the Escrow the following:

8.2.1     A duly executed and acknowledged grant deed, in substantially the form attached hereto as Exhibit "B" (the "Deed"), conveying the Real Property to Buyer subject only to the Permitted Exceptions.

8.2.2     A duly executed original Bill of Sale for the Personal Property to be transferred to Buyer, in the form attached hereto as Exhibit "C" (the "Bill of Sale").

8.2.3     Two (2) duly executed original counterparts of an assignment assigning to Buyer all Seller's right, title and interest in the Stoke Lease, in the form attached hereto as Exhibit "D" (the "Assignment of Leases").

8.2.4     Two duly executed original counterparts of an assignment assigning to Buyer all Seller's right title and interest in the Assigned Contracts and the Intangibles, in the form of Exhibit “E" hereto (the "Assignment of Intangibles").

8.2.5     Originals of the Stoke Lease and originals or copies of the Assigned Contracts, to the extent not previously delivered to Buyer.

8.2.6     The original, executed Stoke Estoppel, to the extent not previously delivered to Buyer.

8.2.7     A certification and affidavit, duly executed by Seller, as required by the Foreign Investment in Real Property Tax Act of 1980, as amended, and California Withholding Form 593.

8.2.8     Title affidavits and indemnities and such other documents reasonably required by the Title Company to issue the Title Policy and endorsements required by Buyer.

8.2.9     A certificate executed by Seller remaking as of the Closing Date the Seller's representations and warranties in Section 3.1 and confirming the accuracy of the schedule of Personal Property attached to the Bill of Sale. Seller shall have the right to add additional personal property that is located on the Real Property on the Effective Date to the schedule.

8.2.10   All other instruments, documents and affidavits reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.3        Buyer's Closing Deposits. On or prior to the Closing Date, Buyer shall deposit into the Escrow for delivery to Seller at the Closing the following:

8.3.1     A wire transfer in the amount required under Section 2 hereof (subject to the adjustments and prorations provided for in this Agreement) for delivery to Seller or to the order or account of Seller or to such other person or persons as Seller shall designate in writing.

8.3.2     Two (2) original counterparts of the Assignment of Leases, duly executed by Buyer.

8.3.3     Two (2) original counterparts of the Assignment of Intangibles, duly executed by Buyer.

8.3.4     A certificate executed by Buyer reaffirming the Buyer's representations and warranties in Article 6.

8.3.5     Such other documents, affidavits and indemnities as reasonably may be required by the Title Company or the Escrow Agent to consummate the transactions contemplated hereby.

8.4        Joint Deposits. On or prior to the Closing Date, Buyer and Seller each shall deposit into the Escrow the following:

8.4.1     A closing statement ("Closing Statement") executed by Seller and Buyer.

8.4.2     State, county and municipal transfer tax declarations signed by Buyer and Seller, as appropriate.

8.4.3	A notice letter to Stoke in the form of Exhibit "G" hereto.

8.4.4     The 3Com Lease, duly executed by both Buyer and Seller, in the form attached hereto as Exhibit "F".

9.	Apportionments; Taxes; Expenses.

9.1        Apportionments and Prorations. At the Closing, the following items and any other items customarily prorated in similar transactions shall be adjusted and apportioned by credits to the appropriate party on the Closing Statement as of the end of the day (the "Adjustment Date") immediately prior to the date of Closing (unless otherwise specified below), it being hereby acknowledged and agreed, that all items of income and expense for the period prior to the end of the Adjustment Date shall be for the account of Seller and all items of income and expense for the period following the Adjustment Date shall be for the account of Buyer:

9.1.1     Taxes. The parties agree that as between Buyer and Seller, general real estate taxes, personal property taxes and ad valorem taxes (collectively, "taxes") for periods prior to the Closing shall be Seller's sole responsibility, and taxes for the period from and after the Closing shall be Buyer's sole responsibility, subject to the following provisions of this Section 9.1.1. The parties acknowledge that the final amounts of any charges and expenses for operating the Property (including, but not limited to, utility charges for which final meter readings cannot be made) may not be available, therefore, Seller and Buyer shall adjust the same based upon a reasonable estimate of that item and a readjustment thereof as of the Adjustment Date will be made as soon as the final amounts are ascertainable, with the party owing sums following such post-closing adjustments paying same to the other within ten days following such readjustment; provided, however, that with respect to operational expenses the parties agree to reconcile such amounts within one hundred twenty (120) days after Closing. Notwithstanding the foregoing, Seller shall be entitled to the benefit of any reduction or refund of taxes attributable to periods before the Closing, regardless of the party initiating any appeal or contest of such taxes and regardless of when such reduction or refund is credited or paid by the taxing authorities; provided, however, that any such reduction or refund shall be net of any expenses incurred by Buyer or its successors in interest in obtaining such reduction or refund.

9.1.2     Assigned Contracts. Any prepaid or unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of the Closing. Furthermore, bills received after Closing that relate to expenses incurred, services performed or other amounts allocable to the period prior to the Closing Date shall be paid by Seller to the extent relating to periods prior to the Closing.

9.1.3     Rent. Rent under the Stoke Lease shall be apportioned as of the Closing, to the extent such rent has actually been collected as of such date. With respect to any rent arrearages arising under the Stoke Lease for the period prior to the month in which the Closing occurs, after Closing, Buyer shall pay to Seller any rent actually collected which is applicable to the period preceding the Closing Date; provided, however, that all rent collected by Buyer shall be applied first to all unpaid rent accruing after the Closing Date, and then to unpaid rent accruing prior to the Closing Date. If Seller collects or receives any rent payments which properly belong to Buyer, Seller shall immediately pay such amounts to Buyer. If Buyer collects or receives any rent payments which properly belong to Seller, Buyer shall immediately pay such amounts to Seller.

9.1.4     Security Deposits. Notwithstanding the preceding Section 9.1.3, Seller shall be entitled to keep, and Buyer shall be entitled to a credit against the Purchase Price, for the total sum of all cash security deposits paid to Seller by Stoke under the Stoke Lease, provided that Buyer (a) shall assume in writing the obligation to return any cash security deposit to Stoke to the extent that such deposit is not applied in accordance with the terms of the Stoke Lease, and (b) Buyer shall indemnify, defend, protect and hold harmless Seller from any claims asserted by Stoke with respect to such security deposit. Seller shall take commercially reasonable efforts to cause the transfer to Buyer of any security deposits in the form of a letter of credit, provided that if Seller fails to achieve the transfer of such letters of credit, Seller shall not be in default hereunder, and in no event shall such failure delay or prevent the Closing.

9.1.5     Other Tenant Charges. Notwithstanding Section 9.1.1 and Section 9.1.2 above, any amounts payable by Stoke under the Stoke Lease for taxes, common area expenses, operating expenses, or additional charges of any other nature relating to the Property, if any, shall be prorated as of the Closing ("Expense Reimbursements"), with Seller retaining rights to Expense Reimbursements relating to periods before the Closing and Buyer being entitled to Expense Reimbursements relating to periods after the Closing. If the Expense Reimbursements are required to be reconciled by the landlord at the end of the calendar year or other specified time period, Buyer shall perform such reconciliation as and when required and shall deliver a copy thereof to Seller. In such event, Seller shall reimburse Buyer, or Buyer shall reimburse Seller, as appropriate, for any amounts that such party is responsible to pay or is entitled to receive as the result of underpayments or overpayments of Expense Reimbursements.

9.1.6     Lease Commissions and Allowances. Notwithstanding any other provision of this Agreement to the contrary, Seller shall remain liable for the obligation to pay for all leasing commissions, tenant improvement expenses and/or allowances for Stoke Lease (and any other leases entered into by Seller pursuant to the terms of this Agreement) incurred prior to the Closing Date pursuant to the terms of such lease and any commission agreements binding on Seller with respect thereto; provided, however, Buyer shall be responsible for any commissions, expenses or allowances incurred after the Closing Date, including with respect to any extension of the Stoke Lease, including pursuant to the extension option therein.

9.2        Expenses. The expenses and costs of the transactions contemplated by this Agreement shall be borne by the parties as follows, all of which obligations shall survive the Closing:

9.2.1     Advisors. Except as otherwise provided in this Agreement, each party will pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (a) all costs and expenses stated herein to be borne by such party, and (b) all of its own respective accounting, legal and appraisal fees.

9.2.2     Seller's Expenses. Provided the Closing occurs, Seller shall pay at the Closing (a) one hundred percent (100%) of all State of California, Santa Clara County and City of Santa Clara real estate transfer taxes, (b) the base (CLTA) premium (for standard coverage) for the Title Policy, (c) the fees for recording the Deed, and (d) fifty percent (50%) of all escrow fees associated with the sale of the Property.

9.2.3     Buyer's Expenses. Buyer shall pay all costs, expenses and fees incurred in connection with its "due diligence" activities. Provided the Closing occurs, Buyer shall pay at the Closing (a) the extended coverage (ALTA) portion of the premium for the Title Policy and all endorsements requested by Buyer and any lender's insurance purchased in connection with Buyer's financing, (b)  fifty percent (50%) of all escrow fees associated with the sale of the Property, and (c) all recording and escrow fees associated with any Buyer financing. In addition, if any sales tax is due as a result of the conveyance of the Property by Seller to Buyer, Buyer shall be responsible for the payment of all such sales taxes.

9.2.4     Escrow and Other Expenses. The cost of all escrow fees shall be shared equally by Buyer and Seller. All other customary and usual closing costs, if any, shall be borne by the parties in accordance with the custom of Santa Clara County, as determined by the Title Company.

9.3        Survival. The obligations of the parties pursuant to this Article 9 shall survive the Closing and shall not merge into any documents of conveyance delivered at Closing.

10.	Casualty; Condemnation; Insurance.

10.1      Threshold Amount for Termination Option. If, at any time prior to the date of Closing, Improvements having a replacement value of $500,000 or more for insured casualties, or $250,000 or more for uninsured casualties, are destroyed or damaged as a result of fire or any other casualty whatsoever, or as a result of the fact that any portion of the Real Property is condemned by eminent domain proceedings by any public authority, then, at Buyer's option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. Buyer shall exercise such termination right, if at all, within fifteen (15) days after receipt of written notice from Seller advising Buyer of such casualty or condemnation.

10.2      Allocation of Compensation. If there is any casualty or taking as above set forth and if (a) the casualty or condemnation involves less than $500,000 for insured casualties, or $250,000 for uninsured casualties, or (b) Buyer elects not to terminate this Agreement as provided above, then (1) in the case of condemnation, all eminent domain proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policy(ies) and shall credit Buyer at Closing in an amount equal to any insurance deductible attributable to such casualty. In no event shall Seller have any obligation to restore any damage to or loss of the Real Property caused by or arising from casualty or condemnation, nor shall Buyer have the right to terminate this Agreement in such a case except as set forth in Section 10.1 hereof.

11.	Remedies for Buyer's Default and Seller's Default.

11.1      BUYER'S DEFAULT. IN THE EVENT BUYER BREACHES OR FAILS TO PERFORM ITS OBLIGATION TO PURCHASE THE PROPERTY UNDER THIS AGREEMENT FOR ANY REASON OTHER THAN SELLER'S DEFAULT OR THE FAILURE OF ANY CONDITION PRECEDENT TO BUYER'S OBLIGATION TO CLOSE UNDER SECTION 7.1, THEN SELLER SHALL, AS ITS SOLE AND EXCLUSIVE REMEDY THEREFOR, HAVE THE RIGHT TO TERMINATE THIS AGREEMENT, IN WHICH CASE IT SHALL BE ENTITLED TO RECEIVE THE DEPOSIT, INCLUDING ALL ACCRUED INTEREST THEREON, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) IN LIEU OF, AND AS FULL COMPENSATION FOR, ALL OTHER RIGHTS OR CLAIMS OF SELLER AGAINST BUYER BY REASON OF SUCH DEFAULT. UPON SUCH DEFAULT BY BUYER, THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL BE RELIEVED OF ALL FURTHER OBLIGATIONS AND LIABILITIES HEREUNDER, EXCEPT AS EXPRESSLY SET FORTH HEREIN. BUYER AND SELLER ACKNOWLEDGE THAT THE DAMAGES TO SELLER RESULTING FROM BUYER'S BREACH WOULD BE DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN WITH ANY ACCURACY, AND THAT THE LIQUIDATED DAMAGE AMOUNT SET FORTH IN THIS SECTION 11.1 REPRESENTS BOTH PARTIES' EFFORTS TO APPROXIMATE SUCH POTENTIAL DAMAGES. NOTHING HEREIN SHALL LIMIT SELLER'S REMEDIES WITH RESPECT TO ANY BREACH OF ANY COVENANT OF BUYER TO INDEMNIFY, DEFEND, PROTECT OR HOLD HARMLESS SELLER OR TO REIMBURSE SELLER FOR ANY SUMS OTHERWISE PAYABLE TO SELLER (INCLUDING ATTORNEYS' FEES AND COSTS), TO THE EXTENT SUCH COVENANT SURVIVES TERMINATION OF THE CLOSING UNDER THE EXPRESS TERMS OF THIS AGREEMENT. BUYER AND SELLER SPECIFICALLY ACKNOWLEDGE THEIR AGREEMENT TO THE FOREGOING LIQUIDATED DAMAGES PROVISION BY INITIALING THIS PARAGRAPH IN THE APPROPRIATE SPACES PROVIDED BELOW:

Buyer's Initials: /s/ JSG	Seller's Initials: /s/ NDG

11.2      Seller's Default. In the event that the Closing does not occur as a result of a breach of any of Seller's covenants, representations, warranties or other obligations under this Agreement, and if such breach is not cured within five (5) days after Seller's receipt of written notice specifying such breach, then Buyer shall have as its sole and exclusive remedy the right to either (a) terminate this Agreement and to receive a return of the Deposit and (if Buyer so elects) to file an action for Buyer's actual damages to recover Buyer's out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement (but in no event any punitive, consequential, or special damages) in an amount not to exceed $1,000,000, or (b) seek the remedy of specific performance to enforce Seller's obligation to convey title to the Property to Buyer in accordance with the terms and conditions of this Agreement, it being understood and agreed, however, that the remedy of specific performance shall not be available to enforce any other obligation of Seller hereunder. Buyer hereby waives any right or remedy available at law or in equity to seek damages in excess of $1,000,000 in the event of Seller's breach of any covenant, representation, warranty or other obligation hereunder. Buyer shall be deemed to have elected to seek the remedy referred to in clause (a) of this Section 11.2 unless Buyer files suit for specific performance within 30 days after the later of (i) the scheduled Closing Date, as the same may be extended by the written agreement of the parties, or (ii) the date Seller's cure period has expired.

12.        Further Assurances. Seller and Buyer each agrees to perform such other acts, and to execute, acknowledge and deliver, prior to, at or subsequent to the Closing, such other customary instruments, documents and other materials as the other may reasonably request and as shall be necessary in order to effect the consummation of the transactions contemplated hereby.

13.        Possession. Subject to the Stoke Lease, possession of the Property shall be surrendered by Seller to Buyer at Closing subject to the terms and conditions of the 3Com Lease.

14.        Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

If to Seller:

3Com Corporation

350 Campus Drive

Marlborough, Massachusetts 01752

Attention: Real Estate Department

Fax: (508) 323-1111

with a copy to each of:

3Com Corporation

350 Campus Drive

Marlborough, Massachusetts 01752

Attention: Legal Department

Fax: (508) 323-1111

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, CA 94304

Attention: Real Estate Department/SPR

Fax: (650) 493-6811

and:

If to Buyer:

SSC II, L.P.

1 Market Plaza, Steuart Tower, Suite 1010

San Francisco, CA 94105

Attention: Rajiv Patel

Fax: (415) 856-0348

with a copy to:

SSC II, L.P.

1 Market Plaza, Steuart Tower, Suite 1010

San Francisco, CA 94105

Attention: John S. Grassi

Fax: (415) 856-0348

And with a copy to:

Pillsbury Winthrop

Two Houston Center

909 Fannin Street, 22nd Floor

Houston, TX 77010

Attention: Laura Hannusch, Esq.

Fax: (281) 582-6304

and:

If to Escrow Agent:

First American Title Guaranty Company

1737 North First Street, Suite 500

San Jose, CA 95112

Attention: Liz Zankich

Fax: (408) 451-7928

Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; or by confirmed facsimile transmission. Any such notice or communication shall be effective when received by the addressee or upon refusal of such delivery, or, in the case of facsimile transmission, as of the date of the facsimile transmission, provided that any notice alleging a default by the other party must be sent by both facsimile transmission and by any of the other methods specified herein.

15.        Brokers. Pursuant to a separate agreement between Seller and Cushman & Wakefield of California, Inc. ("Seller's Broker"), if and when the Closing occurs and otherwise subject to such separate agreement, Seller shall be responsible for a brokerage commission payable to Seller's Broker. Buyer represents that Buyer has not retained any broker, finder or other party in connection with the purchase and sale of the Property or any other matter contemplated by this Agreement. Nothing in this Agreement shall modify Seller's agreement with Seller's Broker or make Seller directly liable to any broker purporting to act on behalf of Buyer, and any such broker is not a third party beneficiary of this Agreement. Except as referred to in the preceding provisions of this Section 15, Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys' fees) arising out of a breach of its representation or undertaking set forth in this Section 15. The provisions of this Section 15 shall survive the Closing or the termination of this Agreement.

16.        Escrow Agent. The Escrow Agent shall hold those Escrow deliveries as contemplated by Section 8 of this Agreement and conduct the Closing in accordance with the terms and provisions of the escrow instructions to be provided to the Escrow Agent by the parties hereto prior to Closing.

17.	Miscellaneous.

17.1      Assignability. Neither Buyer nor Seller shall assign its rights under this Agreement without the prior written consent of the other party hereto. Any assignee of Buyer or Seller shall expressly assume all of the obligations of Buyer or Seller under this Agreement, and any such assignment shall not release Buyer or Seller from any of its obligations hereunder. Notwithstanding the foregoing, Buyer shall have the right to assign all of its rights and obligations under this Agreement to any entity wholly owned by Buyer, and to cause such entity to take title to the Property at the Closing, upon written notice to Seller but without the requirement of obtaining Seller's consent, and in such event, no such assignment shall operate to release Buyer from any of its obligations under this Agreement.

17.2      Governing Law; Parties in Interest. This Agreement shall be governed by the law of the State of California and, subject to Section 17.1 hereof, shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.3      Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public record. A violation of this prohibition shall constitute a material breach of this Agreement.

17.4	Time of the Essence. Time is of the essence of this Agreement.

17.5      Headings. The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.6      Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.7      Schedules and Exhibits. All Schedules and Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement. Such Schedules and Exhibits consist of the following:

Exhibit A:	Description of the Land
Exhibit B:	Grant Deed
Exhibit C:	Bill of Sale
Exhibit D:	Assignment of Lease
Exhibit E:	Assignment and Assumption of Contracts and Intangible
Property
Exhibit F:	Form of 3Com Lease
Exhibit G:	Form of Letter to Stoke
Exhibit H:	Approved Stoke Signage

17.8      Survival. Unless otherwise expressly stated in this Agreement, the warranties, representations and covenants of Seller and Buyer shall terminate as of the Closing and shall be deemed to have merged with the Deed.

17.9      Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous letters of intent, agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.10    Attorneys' Fees. If there is any legal action or proceeding between Seller and Buyer arising from or based upon this Agreement, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees and disbursements incurred by the prevailing party in such action or proceeding and in any appeal in connection therewith, and such costs, expenses, attorneys' fees and disbursements shall be included in and as part of such judgment.

17.11    California Disclosure Report/Wetlands Disclosure. Seller acknowledges that the Disclosure Statutes (hereinafter defined) provide that a seller of real property must make certain disclosures regarding certain natural hazards potentially affecting the property, as more particularly provided therein. As used in this Agreement, “Disclosure Statutes” means, collectively, California

Government Code Sections 8589.3, 8589.4 and 51183.5, California Public Resources Code Sections 2621.9, 2694 and 4136 and any other California statutes that require Seller to make disclosures concerning the Property. Prior to the expiration of the Feasibility Period, Seller will deliver to Buyer a Natural Hazard Disclosure Report for the Property in accordance with the foregoing statutes (the “Report”). Buyer hereby agrees as follows with respect to the Disclosure Statutes and the Report: (i) that the delivery of the Report to Buyer as provided above shall be deemed to satisfy all obligations and requirements of Seller under the Disclosure Statutes; (ii) that Seller shall not be liable for any error or inaccuracy in, or omission from, the information in the Report; (iii) that the Report was provided by Seller for purposes of complying with the Disclosure Statutes and shall not be deemed to constitute a representation or warranty by Seller as to the presence or absence in, at or around the Property of the conditions that are the subject of the Disclosure Statutes; and (iv) the Report is for Seller and Buyer only and is not for the benefit of, or to be used for any purpose by, any other party, including, without limitation, insurance companies, lenders, or governmental agencies.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:
3COM CORPORATION, a Delaware corporation

By:	/s/ NEAL D. GOLDMAN
Its:	Senior Vice President Management
Services, General Counsel and Secretary

BUYER:
SSC II, L.P., a Delaware limited partnership

By: SPEAR STREET CAPITAL, LLC,
a Delaware limited liability company, its
general partner

By:	GRASSI HOLDINGS, LLC,
a Delaware limited liability company,
its manager

By:	/s/ JOHN S. GRASSI
John S. Grassi
Sole Member

EXHIBIT A

DESCRIPTION OF THE LAND

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL OF PARCEL 105 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

PARCEL TWO:

ALL OF PARCEL 106 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

APN: 104-49-019

EXHIBIT B

GRANT DEED

Recorded at the Request of and

When Recorded, Return and

Mail Tax Statements to:

_________________________

_________________________

_________________________

Attn: ____________________

GRANT DEED

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Grantor") hereby grants to SSC II, L.P., a Delaware limited partnership ("Grantee"), that certain real property located in the City of Santa Clara, County of Santa Clara, State of California, more particularly described in Schedule “1” attached hereto and incorporated herein by this reference ("Property"), together with all right, title and interest in and to all improvements located thereon, and all easements, air rights, development rights, appurtenances, rights and privileges appertaining to the Property, and all right, title and interest in, to and under adjoining streets, rights of way and easements, subject to the reservation described below.

The conveyance by Grantor to Grantee pursuant to this Grant Deed is subject to the matters listed on Schedule “2” hereto.

IN WITNESS WHEREOF, Grantor has executed this Grant Deed this ___ day of _______________, 2006.

"Grantor"

3COM CORPORATION, a
Delaware corporation
By: _______________________________
Its: _______________________________

[Signature must be Acknowledged]

EXHIBIT C

BILL OF SALE

For good and valuable consideration, the receipt of which is hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Seller"), does hereby sell, transfer, and convey, without representation or warranty of any kind, to SSC II, L.P., a Delaware limited partnership ("Buyer"), all of Seller's right, title and interest in and to certain personal property as described and as limited more particularly on Schedule “1” hereto and used in connection with that certain Real Property described in Schedule “2” attached hereto. The transfer of the personal property located in 5403 Betsy Ross Drive (the Stoke Building”) is subject to the purchase right of Stoke, Inc. (“Stoke”), pursuant to that certain lease dated December 5, 2005 between Seller, as landlord, and Stoke, as tenant. If any of the personal property listed on Schedule “1” hereto as being located in the Stoke Building is not located therein, Buyer’s sole recourse with respect to such personal property shall be to Stoke and Seller shall have no liability therefor.

This Bill of Sale may be executed in counterparts, which taken together, shall constitute one and the same agreement.

Dated this _____ day of __________, 2006.

SELLER:

3COM CORPORATION,

a Delaware corporation

By:
Its:

BUYER:

SSC II, L.P., a Delaware limited partnership

By	SPEAR STREET CAPITAL, LLC,
a Delaware limited liability company,
its general partner
	By	GRASSI HOLDINGS, LLC,
a Delaware limited liability company,
its manager
By
John S. Grassi

                                            Sole Member

SCHEDULE “1”

TO BILL OF SALE

1.	Double-wide trailer located in the parking lot behind 5353 Betsy Ross Drive
Small metal storage unit located in the parking lot behind 5303 Betsy Ross Drive

Small flat bed electric maintenance truck located on the Real Property

2.	Furniture Inventory: 5403, 5353, 5303 Betsy Ross Drive, Santa Clara, CA

5403 BETSY ROSS DRIVE:

187	Cubes
187	Desk Chairs
8	Conference Rooms with tables and Chairs
1	Break Area

Cafeteria

3	30”x30” Tables
3	4’x30” Tables
21	Chairs
1	Bloomfield Coffee Maker
1	Traulsen Refrigerator, 2 door
1	Traulsen Freezer, 1 door
1	Randell Refrigerator/Chiller, 2 Doors
1	Manitowoc Ice Maker
1	Single Sink, 1 Tub
1	3-tub Dishwashing Sink with Grease Trap
1	Refcon Salad Crisper
1	Supremetal Hot Tray/Food Warmer (Contains 7 trays)
1	Small Hand Washing Sink
1	Fire Extinguisher
2	Soap Dispensers
1	Paper Towel Dispenser

Outside Eating Area

5	42” Round Tables
20	Chairs

SCHEDULE “1”

TO BILL OF SALE

CONT'D

5353 BETSY ROSS DRIVE:

199	Cubes
199	Chairs
1	Break Room with 13 Tables and Chairs
Assorted Lab Benches
Assorted Shelving
7	Large Conference Tables
1	Small Conference Table
2	Large Credenzas
1	Coffee Table
3	Refrigerators
1	Reception Station
9	White Boards
1	Comet/MGE UPS System
4	RFI Chambers

Video/Teleconference Room with classroom seating (18 chairs) on three levels. No equipment.

5303 BETSY ROSS DRIVE:

190	Cubes
190	Chairs
Break Room with Tables and Chairs
Miscellaneous Cube Parts
4	Large Conference Tables
6	Small Conference Tables
8	Large Credenzas
4	Small Credenzas
1	Coffee Table
3	Refrigerators
1	Reception Station
2	Pioneer Flat Panel Screens

9               White Boards

SCHEDULE “2”

TO BILL OF SALE

Real property in the City of Santa Clara, County of Santa Clara, State of California, described as follows:

PARCEL ONE:

ALL OF PARCEL 105 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

PARCEL TWO:

ALL OF PARCEL 106 AS SHOWN UPON THAT CERTAIN MAP ENTITLED, "PARCEL MAP MARRIOTT BUSINESS PARK UNIT NO. 2 IMPROVEMENT PROJECT NO. 174 BEING PORTIONS OF THE RANCHO PASTORIA DE LAS BORREGAS AND THE RANCHO ULISTAC AND IN SECTIONS 16, T6S. R1W, M.D.M.", WHICH MAP WAS FILED FOR RECORD IN THE OFFICE OF THE RECORDER OF THE COUNTY OF SANTA CLARA, STATE OF CALIFORNIA ON FEBRUARY 17, 1978 IN BOOK 413 OF MAPS, AT PAGES 13, 14 AND 15.

APN: 104-49-019

EXHIBIT D

ASSIGNMENT OF LEASE

For good and valuable consideration, the receipt of which is hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Assignor"), does hereby sell, transfer, and convey to SSC II, L.P., a Delaware limited partnership ("Assignee"), all of Assignor's right, title and interest, being all of the rights, title and interest of Landlord in, to and under that certain commercial lease described on Schedule “1” attached hereto (the "Lease").

By accepting this Assignment of Assignor's interest as "Landlord" under the Lease (the "Assignment”), Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Lease to be performed on the part of Assignor on and after the date hereof, and agrees to indemnify, protect, defend and hold Assignor harmless from and against all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising in connection with the Assignee's failure to perform Assignee's obligations accruing on and after the date hereof under the Lease. Assignor hereby retains liability for all the obligations and liabilities of Assignor under the Lease which accrued prior to the date hereof and agrees to indemnify, protect, defend and hold Assignee harmless from and against all claims, damages, losses, costs and expenses (including reasonable attorneys’ fees) arising in connection with the Assignor's failure to perform Assignor's obligations accruing prior to the date hereof under the Lease.

This Assignment may be executed in counterparts, which taken together, shall constitute one and the same agreement.

Dated this _____ day of __________, 2006.

ASSIGNOR:

3COM CORPORATION,

a Delaware corporation

By:
Its:

ASSIGNEE:

SSC II, L.P., a Delaware limited partnership

By	SPEAR STREET CAPITAL, LLC,
a Delaware limited liability company,
its general partner
	By	GRASSI HOLDINGS, LLC,
a Delaware limited liability company,
its manager

By
John S. Grassi
Sole Member

SCHEDULE "1" TO ASSIGNMENT OF LEASE

LEASE

1.	Lease dated December 5, 2005, between 3COM CORPORATION, a Delaware corporation, as "Landlord", and Stoke, Inc., a Delaware corporation, as "Tenant".

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF

CONTRACTS AND INTANGIBLE PROPERTY

For good and valuable consideration, the receipt of which is hereby acknowledged, 3COM CORPORATION, a Delaware corporation ("Assignor"), does hereby sell, transfer, and convey, without representation or warranty of any kind, to SSC II, L.P., a Delaware limited partnership (“Assignee"), all of Assignor's right, title and interest in and to all of the Intangibles, if any, as defined in Recital A(4), as they relate to that certain Real Property described in Exhibit "A" attached to that certain Purchase and Sale Agreement dated __________, 2006, between Assignor and Assignee.

This Assignment of Intangibles may be executed in counterparts, which taken together, shall constitute one and the same agreement.

Dated this _____ day of __________, 2006.

ASSIGNOR:

3COM CORPORATION,

a Delaware corporation

By:
Its:

ASSIGNEE:

SSC II, L.P., a Delaware limited partnership

By	SPEAR STREET CAPITAL, LLC,
a Delaware limited liability company,
its general partner
	By	GRASSI HOLDINGS, LLC,
a Delaware limited liability company,
its manager

By
John S. Grassi

                                            Sole Member

EXHIBIT F

FORM OF 3COM LEASE

LEASE

This Lease (this "Lease") is entered into between SSC II, L.P, a Delaware limited partnership ("Landlord") and 3Com Corporation, a Delaware corporation ("Tenant") as of _______, 2006.

1.          Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon the terms and conditions set forth herein, certain premises consisting of a building to be purchased by Landlord on the Closing Date (defined in Section 2 below), commonly known as 5353 Betsy Ross Drive, Santa Clara, California, as shown on Schedule “1” hereto (the “Premises”), which Premises are located in a three (3)-building complex to be purchased by Landlord on the Closing Date consisting of 5303, 5353 and 5403 Betsy Ross Drive, Santa Clara, California (the “Project”). In connection with its use of the Premises, Tenant shall also have (a) the right to use the office furniture, equipment, cubicles and other personal property located in the Premises conveyed from Tenant to Landlord on the Commencement Date (the “Personal Property”) under the Purchase Agreement (defined in Section 2 below) and (b) the non-exclusive right to use, subject to Landlord’s reasonable rules and regulations, the parking areas, sidewalks, driveways, landscaped areas and other areas of the Project that may be reasonably necessary for Tenant's use of the Premises (the “Shared Areas”), as shown on Schedule “1” hereto.

2.          Term. The term of this Lease (the "Term") shall commence on the “Closing Date” as defined in that certain Purchase and Sale Agreement dated July 24, 2006 (the “Purchase Agreement”) between Tenant, as seller, and Landlord, as buyer (the “Commencement Date”) and end on December 31, 2006, unless this Lease is sooner terminated or extended pursuant to its terms. Notwithstanding the foregoing, Tenant shall have two (2) consecutive options to extend the Term (the “Extension Options”) by one (1) additional calendar month each (the “Extension Terms”) by giving Landlord written notice thereof not less than thirty (30) days before the then-current expiration date of this Lease. If Tenant properly exercises (i) the first Extension Option, the expiration date of this Lease shall be January 31, 2007 and (ii) the second Extension Option, the expiration date of this Lease shall be February 28, 2007. Base Rent during the Extension Terms shall be Forty-Five Thousand Dollars ($45,000) per month. Other than the amount of Base Rent, all other terms of this Lease shall remain in effect during the Extension Terms.

3.	Rent.

a.         Tenant shall pay Landlord as rent for the Premises ("Base Rent") for each month during the Term, an amount equal to Eight Thousand Dollars ($8,000) per month on the first day of each calendar month during the Term. Base Rent shall constitute the entire rental payable by Tenant to Landlord for the lease of the Premises. Tenant shall not be responsible for payment of any additional operating expenses, taxes or insurance charges; provided, however, Tenant shall be responsible for paying directly to the provider thereof for janitorial services and utilities within the Premises.

b.         Rent for any period which is for less than one (1) month of the Term shall be a pro rata portion of the monthly installment based on the actual number of days in the month. All amounts required to be paid by Tenant under this Lease other than Base Rent shall be deemed Additional Rent (which, collectively with Base Rent, shall be deemed “Rent”). Rent shall be due and payable without any deduction or offset and without prior notice or demand, at the address indicated by Landlord from time to time.

4.          Use; Compliance with Laws; Rules. Tenant may use the Premises only for the following uses: office and research and development. Tenant shall promptly observe and comply with all laws with respect to Tenant's use of the Premises; provided, however, that Tenant shall not be required to comply with any laws requiring the construction of alterations in the Premises, unless due to Tenant's particular use of the Premises. Tenant shall not do or permit anything to be done in, about or with respect to the Premises which would (a) injure the Premises or (b) vibrate, shake, overload, or impair the efficient operation of the Premises or the building systems located therein. Tenant shall comply with all reasonable rules and regulations promulgated from time to time by Landlord.

5.          Insurance. Landlord shall obtain and keep in full force and effect, at Landlord’s sole cost, a policy of "all risk" property insurance insuring the Premises and the Personal Property. Tenant shall obtain and keep in full force and effect, at Tenant's sole cost, a commercial general liability policy of insurance protecting Tenant against claims for bodily injury, personal injury and property damage based upon, involving or arising out of Tenant's use or occupancy of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence. The policy shall include coverage for liability assumed under this Lease as an "insured contract" for the performance of Tenant's indemnity obligations under this Lease, and shall name Landlord as an additional insured. In addition, Tenant shall obtain and keep in full force and effect, at Tenant’s sole cost, a policy of "all risk" property insurance insuring personal property in the Premises owned by Tenant. Tenant shall deliver certificates evidencing such insurance to Landlord upon request. Each such insurance policy shall be in a form and from an insurance company reasonably acceptable to Landlord.

6.         Taxes. Landlord shall pay before delinquency at Landlord’s sole cost all real property taxes on the Project. Tenant shall pay before delinquency all taxes imposed against personal property owned by Tenant during the Term.

7.          Release and Waiver of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant hereby release each other, and their respective agents, employees, subtenants, and contractors, from all liability for damage to any property that is caused by or results from a risk which is actually insured against or which would normally be covered by "all risk" property insurance, without regard to the negligence or willful misconduct of the entity so released.

8.          Indemnity. Each party shall defend, indemnify, protect and hold harmless the other from and against any and all liability, loss, claim, damage and cost (including attorneys’ fees) to the extent due to the negligence or willful misconduct of the indemnifying party or its agents, employees or contractors during the Term or the indemnifying party’s violation of the terms of this Lease. This indemnification shall survive the termination of this Lease.

9.          Hazardous Materials. Tenant shall not, without the prior written consent of Landlord, use, store, transport or dispose of any Hazardous Material in or about the Premises, except for office and janitorial supplies in normal quantities for the permitted use. Tenant, at its sole cost, shall comply with all laws relating to its use of Hazardous Materials. If Hazardous Materials stored, used, disposed of, emitted, or released on or about the Project by Tenant or its agents, employees or contractors during the Term result in contamination of the Project or the water or soil thereunder, then Tenant shall promptly take any and all action necessary to clean up such contamination as required by law. Tenant shall indemnify, defend, protect and hold Landlord and its officers, directors, employees, successors and assigns harmless from and against, all losses, damages, claims, costs and liabilities, including attorneys' fees and costs, arising out of Tenant's use, discharge, disposal, storage, transport, release or emission of Hazardous Materials on or about the Project during the Term in violation of applicable law. "Hazardous Materials" shall mean any material or substance that is now or hereafter designated by any applicable governmental authority to be, or regulated by any applicable governmental authority as, radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

10.        Repairs. Tenant accepts the Premises in “as is” condition. Tenant shall maintain the Premises in neat, orderly condition and shall, subject to Section 7 above, repair any damage to the Project caused by Tenant or its agents or employees during the Term. Except for obligations which are Tenant’s responsibility pursuant to the preceding sentence, Landlord shall maintain the Project, including all systems serving the Premises, in good, working order.

11.        Alterations. No alterations or improvements shall be made to the Premises without the prior written consent of Landlord. All work performed in connection with alterations shall comply within all laws and applicable requirements of insurance carriers and shall be performed in a good and workmanlike manner by a licensed contractor approved by Landlord. Tenant shall keep the Project free of any liens arising out of work performed by or for Tenant. All alterations that cannot be removed without material damage to the Premises shall be deemed part of the Premises upon installation. Unless Landlord waives such right at the time it consents to any alteration, Landlord shall have the right to require Tenant to remove any alterations it constructs in the Premises upon the termination of this Lease.

12.        Services. Landlord shall provide to the Premises, subject to Tenant’s payment obligations in Section 3(a), electricity, water and heating, ventilating and air conditioning and other utilities at the levels reasonably required for the permitted use. Landlord shall not, however, be liable for the interruption of any such services or utilities, except to the extent caused by Landlord’s negligence or willful misconduct.

13.        Damage. If the Premises are damaged by any peril, Landlord shall restore the Premises to substantially the same condition as existed immediately prior to such damage, unless this Lease is terminated by Landlord or Tenant as set forth below. Landlord shall have the right to terminate this Lease, which option may be exercised by delivery to Tenant of a written notice within thirty (30) days after the date of such damage, in the event that: (a) the Premises are damaged by a peril both not covered by the type of insurance Landlord is required to carry under this Lease and not actually covered by valid and collectible insurance carried by Landlord to such an extent that the estimated cost to restore the Premises exceeds five percent (5%) of the then actual replacement cost thereof (and Tenant does not agree to pay the uninsured amount); or (b) the damage to the Premises cannot reasonably be restored within ninety (90) days. If the Premises are damaged due to any peril, Tenant shall be entitled to an abatement of all Rent to the extent of the interference with Tenant's use of the Premises occasioned thereby. If the damage resulting therefrom cannot be (or is not in fact) repaired within ninety (90) days following the occurrence of such event, then Tenant also shall be entitled to terminate this Lease by delivery of written notice of termination to Landlord at any time prior to restoration of the Premises.

14.        Condemnation. If all or any part of the Premises is taken by the exercise of the power of eminent domain or a voluntary transfer in lieu thereof (a "Condemnation"), this Lease shall terminate as to the part of the Premises taken. If the Premises cannot be restored within ninety (90) days of the Condemnation and made reasonably suitable for Tenant's continued occupancy, then Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord within thirty (30) days of such Condemnation. If this Lease is not terminated following a Condemnation, Landlord shall make all repairs and alterations that are reasonably necessary to make the portion of the Premises not taken a complete architectural unit reasonably suitable for Tenant's occupancy, and Rent shall be reduced in proportion to the reduction in utility to the Premises following the Condemnation. Tenant shall be entitled to receive any Condemnation proceeds for the unamortized value of alterations installed in the Premises during the Term at Tenant's expense, Tenant's relocation costs and lost goodwill. The balance of the award shall be the property of Landlord.

15.        Assignment and Subletting. Tenant may not assign this Lease, sublet the Premises or permit any use of the Premises by another party (collectively, "Transfer"), without the prior written consent of Landlord, which may be given or withheld in Landlord’s sole discretion; provided, however, Tenant may, without Landlord’s prior written consent, Transfer the Premises or this Lease to an entity controlling, controlled by or under common control with Tenant, an entity related to Tenant by merger, consolidation or reorganization, or a purchaser of a substantial portion of Tenant’s assets. A sale or transfer of Tenant’s stock shall not be deemed a Transfer. Landlord’s consent to one Transfer shall not constitute consent to a subsequent transfer.

16.        Default. Tenant shall be in default of its obligations under this Lease if any of the following events occur: (a) Tenant fails to pay any Rent when due, when such failure continues for five (5) days after written notice from Landlord to Tenant of a delinquency; (b) Tenant fails to perform any term, covenant or condition of this Lease (except those requiring payment of Rent) and fails to cure such breach within thirty (30) days after delivery of a written notice specifying the nature of the breach; provided, however, that if more than thirty (30) days reasonably are required to remedy the failure, then Tenant shall not be in default if Tenant commences the cure within the thirty (30) day period and thereafter diligently endeavors to complete the cure; (c) Tenant makes a general assignment of its assets for the benefit of its creditors, including attachment of, execution on, or the appointment of a custodian or receiver with respect to a substantial part of Tenant's property or any property essential to the conduct of its business; or (d) a petition is filed by or against Tenant under the bankruptcy laws of the United States or any other debtors' relief law or statute, unless such petition is dismissed within sixty (60) days after filing.

17.        Remedies. In the event of any default by Tenant, Landlord shall have the following remedies, in addition to all other rights and remedies provided by any law or otherwise provided in this Lease, to which Landlord may resort cumulatively or in the alternative:

a.         Landlord may, at Landlord's election, keep this Lease in effect and enforce by an action at law or in equity all of its rights and remedies under this Lease, including (i) the right to recover the Rent and other sums as they become due by appropriate legal action, (ii) the right to make payments required of Tenant or perform Tenant's obligations and be reimbursed by Tenant for the cost thereof, (iii) the remedies of injunctive relief and specific performance to compel Tenant to perform its obligations under this Lease, and (iv) the right to recover the Rent as it becomes due under this Lease. To the extent permitted by law, Landlord shall have the remedy described in California Civil Code Section 1951.4 (landlord may continue lease in effect after tenant’s breach and abandonment and recover rent as is becomes due, if tenant has the right to sublet or assign, subject only to reasonable limitations).

b.         Landlord may, at Landlord's election, terminate this Lease by giving Tenant written notice of termination, in which event this Lease shall terminate on the date set forth for termination in such notice. Any such termination shall not relieve Tenant from its obligation to pay sums then due Landlord or from any claim against Tenant for damages or Rent previously accrued or then accruing. In the event Landlord terminates this Lease, Landlord shall be entitled, at Landlord's election, to damages in an amount as permitted under applicable law, including, without limitation: (i) all unpaid Rent due hereunder prior to the date of termination, less the proceeds of any reletting or any rental received from subtenants prior to the date of termination, together with interest at rate of ten percent (10%) per annum (the “Default Rate”), on such sums from the date such Rent is due and payable until the date of the award of damages; plus (ii) the amount by which the Rent that would be payable by Tenant hereunder, as reasonably estimated by Landlord, from the date of termination until the date of the award of damages, exceeds the amount of such rental loss as Tenant proves could have been reasonably avoided, together with interest at the Default Rate on such sums from the date such rent is due and payable until the date of the award of damages; plus (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%); and (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom.

18.        Right to Cure Defaults. If Tenant fails to pay any sum of money to Landlord, or fails to perform any other act on its part to be performed hereunder, then Landlord may, but shall not be obligated to, after passage of any applicable notice and cure periods (except in the case of an emergency, in which case no cure period is required), make such payment or perform such act. All such sums paid, and all reasonable costs and expenses of performing any such act, shall be deemed Additional Rent payable by Tenant to Landlord upon demand.

19.        Surrender; Holdover. Prior to expiration of this Lease, Tenant shall remove all of its personal property not conveyed to Landlord pursuant to the Purchase Agreement and shall surrender the Premises and the Personal Property to Landlord broom clean, in the same condition as exists on the Commencement Date, reasonable wear and tear, alterations that Landlord agrees in writing may be surrendered, casualty and condemnation, excepted. Subject to Landlord’s consent, which may be given or withheld in Landlord’s sole discretion, Tenant shall also have the right without any liability hereunder to surrender additional personal property that was located in the Premises on the Effective Date. If the Premises are not so surrendered, then Tenant shall be liable to Landlord for all costs incurred by Landlord in returning the Premises to the required condition. In the event that Tenant does not surrender the Premises upon the expiration or earlier termination of this Lease as required above, Tenant shall indemnify, defend, protect and hold harmless Landlord from and against all loss, cost, claim, damage and liability resulting from Tenant's delay in surrendering the Premises and pay Landlord holdover rent in an amount equal to Seventy-Five Thousand Dollars ($75,000) per month.

20.        Estoppel Certificates. Within ten (10) calendar days after receipt of written demand by either party, the other party shall execute and deliver to the requesting party an estoppel certificate (a) certifying that this Lease is unmodified and in full force and effect or, if modified, the nature of such modification; (b) acknowledging, to the best of the responding party's knowledge, that there are no uncured defaults on the part of the requesting party; and (c) certifying such other information as is reasonably required by the requesting party.

21.        Subordination. This Lease is subject and subordinate to all present and future ground leases, underlying leases, mortgages, deeds of trust or other encumbrances, and all renewals, modifications and replacements thereof affecting any portion of the Project (collectively, the “Mortgages”).

22.        Landlord's Right to Enter. Provided Landlord complies with all of Tenant's reasonable security measures, Landlord or its agents may, upon one (1) business days’ notice (except in the case of emergency), enter the Premises at any reasonable time for the purpose of inspecting the same, supplying any service to be provided by Landlord to Tenant, making necessary alterations or repairs or for any other purpose permitted under this Lease. In exercising any such entry right, Landlord shall not unreasonably interfere with Tenant’s use of the Premises.

23.        Late Charge. If Tenant fails to pay to Landlord any amount due hereunder within five (5) days after the due date, Tenant shall pay Landlord upon demand a late charge equal to five percent (5%) of the delinquent amount accruing from the due date. In addition, Tenant shall pay to

Landlord interest on all amounts due, at the rate of prime plus two percent (2%) or the maximum rate allowed by law, whichever is less, from the due date to and including the date of the payment. Notwithstanding the foregoing, before assessing a late charge the first time during the Term, Landlord shall provide Tenant written notice of the delinquency, and shall waive such late charge if Tenant pays such delinquency within five (5) days thereafter.

24.        Notices. Any notice given under this Lease shall be in writing and shall be hand delivered (including by overnight courier) or mailed (by registered mail, return receipt requested, postage prepaid), addressed as follows: (a) if to Tenant, at (i) 350 Campus Drive, Marlborough, Massachusetts 01752, Attention: Real Estate Department and (ii) and 350 Campus Drive, Marlborough, Massachusetts 01752, Attention: Legal Department; and (b) if to Landlord: One Market Plaza, Steuart Tower, Suite 1010, San Francisco, CA 94105, Attn: Rajiv Patel. Any notice shall be deemed to have been given when hand delivered or, if mailed, three (3) business days after mailing.

25.        Effect of Conveyance. As used in this Lease, the term "Landlord" means the owner. In the event of any assignment or transfer of the Premises by Landlord, Landlord shall be and hereby is entirely relieved of all covenants and obligations of Landlord accruing after the date of such transfer, and it shall be deemed and construed that any transferee has assumed and shall carry out all covenants and obligations thereafter to be performed by Landlord hereunder. Landlord shall have no personal liability under this Lease, and Tenant’s recourse against Landlord for any default by Landlord under this Lease shall be limited to Landlord’s interest in the Project.

26.        Parking. Tenant shall have the right to use throughout the Term its pro rata share (based on the ratio of the square footage of the Premises to the square footage of the Project) of the parking spaces in the Project's parking lot adjacent to the Premises.

27.        Signage. Landlord shall allow Tenant to maintain its existing signage in front of the Building during the Term. Tenant shall not be required to remove such signage at the end of the Term; provided, however, that Landlord shall have the right to install new multi-tenant monument signage, at Landlord’s cost.

28.        Miscellaneous. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of California. If any term of this Lease is held to be invalid or unenforceable by any court of competent jurisdiction, then the remainder of this Lease shall remain in full force and effect to the fullest extent possible under the law, and shall not be affected or impaired. This Lease may not be amended except by the written agreement of all parties hereto. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor. Any executed copy of this Lease shall be deemed an original for all purposes. This Lease shall, subject to the provisions regarding assignment and subletting, apply to and bind the respective heirs, successors, executors, administrators and assigns of Landlord and Tenant. The language in all parts of this Lease shall in all cases be construed as a whole according to its fair meaning, and not strictly for or against either Landlord or Tenant. The captions used in this Lease are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. When a party is required to do something by this Lease, it shall do so at its sole cost and expense without right of reimbursement from the other party unless specific provision is made therefor. If either party brings any action or legal proceeding with respect to this Lease, the prevailing party shall be entitled to recover reasonable attorneys' and experts' fees and court costs. Whenever one party's consent or approval is required to be given as a condition to the other party's right to take any action pursuant to this Lease, unless another standard is expressly set forth, such consent or approval shall not be unreasonably withheld or delayed. This Lease may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Lease as of the day first above written.

LANDLORD:	TENANT:

SSC II, L.P.,	3COM CORPORATION,
a Delaware limited partnership	a Delaware corporation

By	SPEAR STREET CAPITAL, LLC,	By:
	a Delaware limited liability company,	Name:
	its general partner	Its:

By	GRASSI HOLDINGS, LLC,
a Delaware limited liability company,
its manager

By
John S. Grassi, Sole Member

SCHEDULE “1”

THE PREMISES, INCLUDING SHARED AREAS

EXHIBIT G

FORM OF LETTER TO STOKE

August ____, 2006

VIA OVERNIGHT COURIER

Stoke, Inc.

[2189 Leghorn Street

Mountain View, CA 94043]

Attn: Chief Financial Officer

RE:

Lease dated December 5, 2005 by and between Stoke, Inc., as tenant and 3Com Corporation, as landlord (“Landlord”), for space located at 5403 Betsy Ross Drive, Santa Clara, CA, and any amendments thereto (the “Lease”)

To Whom It May Concern:

Please be advised that the premises of which you are a tenant at the above-referenced property, and Landlord’s interest in the Lease, were purchased on August 10, 2006, by SSC II, LP, a Delaware limited partnership (“SSC II”). Your security deposit was transferred to SSC II. All payments, rent and otherwise, should be made payable to SSC II and directed to:

SSC II, LP
______________________
______________________
Attn: _________________

Any notices required to be sent pursuant to the Lease and any inquiries or concerns should be sent and/or directed to:

SSC II, LP

1 Market Plaza, Steuart Tower, Suite 1010
San Francisco, CA 94105
Attn: _________________

Fax: 415-856-0348

With copy to:

Pillsbury Winthrop

Two Houston Center

909 Fannin Street, 22nd Floor

Houston, TX 77010

Attn: Laura Hannusch, Esq.

Fax: 281-582-6304

Very truly yours,

3COM CORPORATION,

a Delaware corporation

___________________________

Name: ______________________

Its:_________________________

cc:	Hopkins & Carley
70 South First Street
San Jose, CA 95113

                Attn: Garth E. Pickett

EXHIBIT H

APPROVED STOKE SIGNAGE